CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Neuberger Berman Equity Funds and to the use of our report dated October 15, 2014 on the financial statements and financial highlights of Neuberger Berman Intrinsic Value Fund, Neuberger Berman Large Cap Disciplined Growth Fund, Neuberger Berman Mid Cap Growth Fund, Neuberger Berman Mid Cap Intrinsic Value Fund, Neuberger Berman Multi-Cap Opportunities Fund, Neuberger Berman Small Cap Growth Fund, and Neuberger Berman Socially Responsive Fund, each a series of Neuberger Berman Equity Funds (the “Trust”). Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 9, 2014